CUSIP No. 068798107	Page 1 of 1 Page

Exhibit 3

CONFIRMING STATEMENT

This Statement confirms that the undersigned has authorized and designated Thomas E. Lynch, Charles M. B. Goldman and Justin C. Jacobs, each acting singly, to execute and file on the undersigned's behalf all Forms 3, 4 and 5 and Schedule 13D (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned’s ownership of or transactions in securities of R.G. Barry Corporation, an Ohio corporation. The authority of Thomas E. Lynch, Charles M. B. Goldman and Justin C. Jacobs under this Statement shall continue until the undersigned is no longer required to file any of Forms 3, 4 and 5 and Schedule 13D with regard to the undersigned’s ownership of or transactions in securities of R.G. Barry Corporation unless earlier revoked in writing. The undersigned acknowledges that Thomas E. Lynch, Charles M. B. Goldman and Justin C. Jacobs are not assuming any of the undersigned’s responsibilities to comply with Section 16 or Section 13 of the Securities Exchange Act of 1934.

Dated: August 29, 2012	/s/ Scott P. Scharfman
Scott P. Scharfman